Apria, Inc. has requested confidential treatment of this registration statement and associated correspondence pursuant to Rule 83 of the Securities and Exchange Commission.

Exhibit 10.32

December 1, 2020

Mr. Raoul Smyth

Re: Retirement Letter

Dear Raoul:

This letter agreement reflects the mutually agreed terms of your retirement from Apria Healthcare LLC (the “Company”). Your hard work and dedication are very important to the Company and the Company would like to thank you for your service.

You will continue in your current position as Executive Vice President, General Counsel and Secretary through March 31, 2021 (the “Retirement Date”), subject to the usual “at will” nature of your employment and the terms of your existing agreements, including but not limited to that certain Senior Vice President Severance Agreement by and between you and the Company dated as of August 7, 2014, as amended (the “Severance Agreement”). Unless your employment is earlier terminated by you or the Company, you will retire as of close of business on the Retirement Date.

Subject to your continued employment with the Company through December 31, 2020, or in the event your employment is terminated by the Company prior to that date for reasons other than by the Company for “Cause” or by you for “Good Reason” as such terms are defined in the Severance Agreement, you will be entitled to the following:

1.	a full bonus in respect of 2020 under the executive bonus plan based on actual performance, determined consistent with, and payable at the same time as, bonuses for other ELT members; and

2.

pro-rata payment of any distributions with respect to your awards under the Amended and Restated Apria Healthcare Group Inc. Long-Term Incentive Plan for the 2019-2021 and 2020-2022 performance periods as provided for retired employees under such plan, as and when distributions are made to participants in such plan.

You acknowledge and agree that as of the date of this letter agreement you hold the following stock appreciation rights (“SARs”) granted under the Apria Healthcare Group Inc. 2015 Stock Plan (as amended and/or restated from time to time, the “2015 Plan”).

Grant Date	No. of SARs Granted
June 5, 2015	306
August 13, 2015	1,531
March 9, 2017	1,057
October 8, 2019	648
May 12, 2020	648

On the earlier to occur of (1) December 31, 2020 or (2) the termination of your employment by the Company without Cause or by you for Good Reason (each as defined in the Severance Agreement), (x) you will become fully vested in the SARs on the applicable date; provided that no SARs shall be exercisable until the date on which the SARs would have otherwise been vested in accordance with Schedule A to the applicable Stock Appreciation Rights Agreement as if you had continued employment with the Company (such date, the “Exercise Eligibility Date”) and (y) the Company agrees to extend the exercisability of your vested SARs to the later of (1) 60 days following a Liquidity Event (as

Apria, Inc. has requested confidential treatment of this registration statement and associated correspondence pursuant to Rule 83 of the Securities and Exchange Commission.

defined in the 2015 Plan) and (2) 60 days following the Exercise Eligibility Date; provided that this extension cannot continue beyond the 10th anniversary of the original date of grant of the SARs. Notwithstanding the foregoing, in the event of a Change of Control (as defined in the 2015 Plan) prior to the 10th anniversary of the original date of grant of the SARs, any then-unvested SARs shall become fully vested and payable in accordance with the terms of the 2015 Plan; provided, however, that the Company waives the nine-month delay period set forth in Section 1(b) of Schedule A of the 2017 Stock Appreciation Rights Agreement (the “2017 SARs”) such that the 2017 SARs shall be converted into a fixed payment right on the date of the Change of Control. For the avoidance of doubt, payment for the SARs may be made in cash, shares of Common Stock (as defined in the 2015 Plan), Alternative Equity (as defined in the 2015 Plan) or any combination thereof in accordance with Section 7(e) of the 2015 Plan at the Company’s election.

You acknowledge and agree that you currently hold 145,115 Class B Units (which are fully vested) and 48,372 Class C Units in Apria Holdings LLC (“Holdings”). If no initial public offering of the Company (or an affiliate) or Change of Control occurs before (1) December 31, 2020 or (2) the earlier termination of your employment by the Company without Cause or by you for Good Reason, you will become fully vested in all of your Class C Units on the applicable date. Holdings has a right to purchase all vested Class B Units and vested Class C Units owned by you as of the applicable date you terminate employment (the “Call Right”) in accordance with the terms of that certain Management Unit Subscription Agreement by and between you and Holdings dated March 11, 2009 (the “Subscription Agreement”). If the Call Right is not exercised, your vested Class B Units and Class C Units will continue in effect and be treated as provided for in the Subscription Agreement.

In addition, subject to your continued employment with the Company through the Retirement Date, or in the event your employment is terminated by the Company on or following January 1, 2021, but prior to the Retirement Date, for reasons other than by the Company for “Cause” or by you for “Good Reason” as such terms are defined in the Severance Agreement, you will be entitled to a pro-rata bonus in respect of 2021 under the executive bonus plan based on actual performance, determined consistent with, and payable at the same time as, bonuses for other ELT members.

The payments and benefits described in this letter agreement are subject to your timely execution and non-revocation of a valid of release claims in a form acceptable to the Company and your continued compliance with all restrictive covenants to which you are bound.

This letter agreement supersedes any inconsistent provisions of any prior agreements and understandings (whether written or oral) between the parties with respect to this subject matter; provided that the Severance Agreement (as amended), the Stock Appreciation Rights Agreements relating to your SARs awards and Subscription Agreement will continue to survive in accordance with their terms. This letter agreement may be amended, modified, superseded, cancelled, renewed or extended, and the terms hereof may be waived, only by a written instrument executed by you and the Company or, in the case of a waiver, by the party waiving compliance. The Company, in its sole discretion, reserves the right to assign its obligations under this letter agreement to any person or entity. None of your rights under this letter agreement shall be assignable or transferable by you, in whole or in part, either directly or by operation of law or otherwise, including without limitation by execution, levy, garnishment, attachment, pledge or in any manner, and no attempted assignment or transfer thereof shall be effective. This letter agreement does not provide any guarantee or promise your continued service or employment with the Company, and the Company retains the right to terminate your employment, at any time, with or without Cause, for any reason or no reason, except as may be restricted by law. Unless otherwise determined by the Company, any payments made hereunder shall not be taken into account in computing your salary or compensation for the purposes of determining any benefits or compensation under (i) any pension, retirement, life insurance or other benefit plan of the Company or any of its affiliates (including any successor to the Company or any of its affiliates) or (ii) any agreement between the Company or any of its affiliates (including any successor to the Company or any of its affiliates) and you. The terms of this letter agreement shall be construed and enforced according to the laws of the State of California without reference to its conflicts of law principles.

Apria, Inc. has requested confidential treatment of this registration statement and associated correspondence pursuant to Rule 83 of the Securities and Exchange Commission.

Kindly return a signed copy of this letter agreement to the undersigned, at which time this letter agreement shall become a binding agreement between you and the Company, enforceable in accordance with its terms. This letter agreement may be executed in several counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument. Thank you for all your hard work and dedication!

Very truly yours,

/s/ Daniel Starck

Daniel Starck

Chief Executive Officer

Agreed and Accepted

/s/ Raoul Smyth
Raoul Smyth